Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
For Immediate Release
Nanosphere Announces First Quarter Results
NORTHBROOK, Ill., Apr. 27, 2011 — Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the first quarter ended March 31, 2011.
Revenue for the first quarter of 2011 was $0.6 million, comprised entirely of product sales, as compared to product sales and total revenue for the same period of 2010 of $0.4 million and $0.8 million, respectively. Contract revenue in the first quarter of 2010 was $0.4 million resulting from the substantial completion of two assay development contracts. Growth in product sales was driven by new customer placements and adoption of Nanosphere’s respiratory virus test which received FDA 510(k) clearance in the first quarter.
“The first quarter of 2011 validated our expectation that an expanded test menu will provide a catalyst to our customer ramp,” said William Moffitt, Nanosphere’s president and chief executive officer. “We generated more new business in the first quarter of 2011 than we have in any previous quarter. As we continue to expand our menu and market presence, we will build a revenue ramp that will enable us to sustain our operations for long-term maximum value creation.”
Costs and operating expenses increased from $9.2 million in the first quarter of 2010 to $9.5 million in the first quarter of 2011, driven by sales and marketing expenses to support the international expansion. Research and development materials spending also increased to support clinical trials and product development.
Net loss for the first quarter of 2011 was $8.9 million as compared with $8.6 million for the same period in 2010.
Cash flow in the first quarter of 2011 was negative $9.6 million as compared to negative $9.4 million in first quarter of 2010. First quarter 2011 cash flow included $2.0 million of legal expenses related to a patent dispute that was settled during the third quarter of 2010. Cash at March 31, 2011 was approximately $30 million.

Conference Call Details
The company will hold a live conference call and webcast for investors on Wednesday, April 27, 2011 at 10:30 A.M., Eastern Time. The teleconference can be accessed by dialing 888-679-8040 (U.S./Canada) or 617-213-4851 (international), participant code 60282367. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through May 4, 2011 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 93038205, or on the company’s website.
About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contact:
Investors:
Nanosphere, Inc.
Roger Moody, 847-400-9021
Chief Financial Officer
rmoody@nanosphere.us
or
Media
The Torrenzano Group
Ed Orgon, 212-681-1700
ed@torrenzano.com

Nanosphere, Inc.
Statements of Operations
(dollars and shares in thousands except per share data)
(Unaudited)

	Three Month Periods Ended March 31,
	2011	2010

REVENUE:
Grant and contract revenue	$54	$380
Product sales	586	446

Total revenue	640	826
COSTS AND EXPENSES:
Cost of sales	491	725
Research and development	4,695	4,413
Sales, general, and administrative	4,350	4,104

Total costs and expenses	9,536	9,242

Loss from operations	(8,896)	(8,416)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(4)	10
Interest expense	—	(164)
Interest income	11	19

Total other income (expense)	7	(135)

NET LOSS	$(8,889)	$(8,551)

Net loss per common share — basic and diluted	$(0.32)	$(0.31)
Weighted average number of common shares outstanding — basic and diluted	27,759	27,753

Nanosphere, Inc.
Condensed Balance Sheets
(dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

Cash and cash equivalents	$30,001	$39,628
Other current assets	3,785	3,299

Total current assets	33,786	42,927
Net property and equipment	4,850	5,142
Intangible assets — net of accumulated amortization	3,202	3,231
Other assets	75	75

Total assets	$41,913	$51,375

Total liabilities	$5,158	$6,851
Total stockholders’ equity	36,755	44,524

Total liabilities and stockholders’ equity	$41,913	$51,375